Exhibit 99.1

Cross Country Healthcare to Attend the 2022 BofA Healthcare Conference

BOCA RATON, Fla.--(BUSINESS WIRE)--April 18, 2022--Cross Country Healthcare, Inc. (the “Company”) (Nasdaq: CCRN) announced today that it is scheduled to participate in the BofA Healthcare Conference taking place May 10–12, 2022 at the Encore at the Wynn in Las Vegas. John Martins, President & Chief Executive Officer, and William J. Burns, Executive Vice President & Chief Financial Officer, will present as a fireside chat on Tuesday, May 10, 2022 at 5:20 p.m. Eastern Time. An audio webcast for this conference will be available on the Company’s website at www.crosscountryhealthcare.com in the Investor Relations section under ‘Events and Presentations.’

About Cross Country Healthcare

Cross Country Healthcare, Inc. (CCH) is a market leading workforce solutions and tech-enabled staffing platform with 36 years of industry experience and insight. We solve complex labor-related challenges for customers while providing high-quality outcomes and exceptional patient care. As a multi-year Best of Staffing® award winner, we are committed to an exceptionally high level of service to both our clients and our homecare, education, and clinical and non-clinical healthcare professionals. Our Company was the first publicly traded staffing firm to obtain The Joint Commission Certification, which we still hold with a Letter of Distinction. In 2021, we were listed as one of the top four staffing and recruiting employers for women by InHerSights and earned Energage's inaugural 2021 Top Workplaces USA award. We were also CertifiedTM by Great Place to Work®. We have a longstanding history of investing in diversity, equality, and inclusion as a key component of the organization’s overall corporate social responsibility program which is closely aligned with its core values to create a better future for its people, communities, the planet, and its shareholders.

Copies of this and other news releases as well as additional information about the Company can be obtained online at ir.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, filings with the Securities and Exchange Commission (SEC), and other notices by e-mail.

Contacts

Cross Country Healthcare, Inc.
Josh Vogel, Vice President, Investor Relations
561-237-8310
jvogel@crosscountry.com